O:\Shared/SP/Income/Compliance 3rdParty Oversight/Annual Certification/Certification/2003/2003 Officer Certs/Wachovia 2003-C4
Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of April 1, 2003, by and among Wachovia Commercial Mortgage Securities,
Inc., as Depositor, Wachovia Bank National Association, as Master Servicer, Clarion
Partners, LLC, as Special Servicer, and Wells Fargo Bank Minnesota, N.A., as Trustee,
LaSalle Bank National Association, as Paying Agent with respect to Commercial
Mortgage Pass-Through Certificates, Series 2003-C4 (the "Agreement"). Capitalized
terms used herein not otherwise defined shall have the meanings assigned in the
Agreement.
Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from
January 1, 2004 through December 31, 2004 and of its performance under the Agreement during such period has been made under our supervision; and
2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period January 1, 2004 through December 31, 2004;
and
3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of REMIC I or REMIC II as a REMIC under the
REMIC Provisions or of the Grantor Trust as a "Grantor Trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue
Service or any other governmental agency or body.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 11
th
day of March 2005.

/s/ Timothy E. Steward
Timothy E. Steward
Director
Wachovia Bank National Association

/s/ Clyde M. Alexander
Clyde M. Alexander
Director
Wachovia Bank National Association